Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statement Nos. 333-47241, 333-31196, 333-65544, 333-83822 and 333-117918 on Forms S-8 of Guaranty Federal Bancshares, Inc. of our report dated January 28, 2005, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2004 and 2003, and June 30, 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2004, the six-month period ended December 31, 2003, and for the years ended June 30, 2003 and 2002, which report appears in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. for the period ended December 31, 2004.

/s/BKD, LLP

March 30, 2005
Springfield, Missouri